Exhibit 5.8

CONSENT OF G. FERLATTE

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Gilles Ferlatte
By:	Gilles Ferlatte, ing.
Mining Engineer
(former Regional Vice-President,
Americas of IAMGOLD Corporation)

Dated: March 28, 2018